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                                                                       EXHIBIT 8





                             _______________, 1997



Gulf West Banks, Inc.
425 22nd Avenue North
St. Petersburg, Florida 33704

Citizens National Bank & Trust Company
9550-1 U.S. Highway 19
Port Richey, Florida 34668

         Re: Amended and Restated Agreement and Plan of Merger by and among Gulf West Banks, Inc., Mercantile Bank and Citizens National Bank & Trust Company

Ladies and Gentlemen:

         You have requested the opinion of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., as counsel to Gulf West Banks, Inc., a Florida corporation and a bank holding company registered pursuant to the Bank Holding Company Act (12 USC Section 1841, et seq.) and Regulation Y promulgated thereunder ("Gulf West"), regarding the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger dated October 16, 1997 (the "Merger Agreement"), by and among Gulf West, Mercantile Bank, a Florida banking corporation and a wholly-owned subsidiary of Gulf West ("Mercantile"), and Citizens National Bank & Trust Company, a national banking association ("Bank"). Specifically, you have requested us to opine that the merger of Bank with and into Mercantile (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the stockholders of Bank upon the receipt solely of Gulf West common stock (and cash in lieu of fractional shares) in exchange for their Bank common stock upon consummation of the Merger.

         This opinion is being rendered pursuant to Section 7.1(e) of the Merger Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.
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         In rendering the opinion set forth below, we have examined and relied upon originals or copies of the Merger Agreement, and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of Bank and Gulf West included in the Merger Agreement. In addition, in rendering this opinion we have made certain assumptions as set forth below.

         The opinion stated below is based upon the relevant provisions of the Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither Gulf West, Mercantile nor Bank has requested or will receive an advance ruling from the IRS as to any of the federal income tax effects to holders of Bank Common Stock of the Merger, or of any of the federal income tax effects to Gulf West, Mercantile, or Bank of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinion will be upheld by the courts if challenged by the IRS.

                                     FACTS

         Gulf West is a registered bank holding company and is the common parent of an affiliated group of corporations, including Mercantile, that file consolidated federal income tax returns on the calendar year basis. The authorized capital stock of Gulf West consists of 10,000,000 shares of common stock, par value $1.00 per share (the "Gulf West Common Stock"), of which a total of 3,337,081 shares were issued and outstanding as of December 31, 1996, and 1,000,000 shares of preferred stock, par value $5.00 per share, none of which is issued and outstanding as of the date hereof. Gulf West Common Stock is publicly held and publicly traded through the Automated Quotation System of the Nasdaq Stock Market ("NASDAQ").

         Mercantile is a corporation organized pursuant to the laws of the state of Florida. Immediately prior to the Merger, Gulf West will own 100% of the capital stock of Mercantile. Mercantile is included in the consolidated federal income tax return of Gulf West.

         Bank is a national banking association organized under the laws of the United States. As of July 31, 1997, the authorized capital stock of Bank consisted of 750,000 shares of common stock, par value $5.00, of which 603,030 shares were issued and outstanding (the "Bank Common Stock"), and there has been no change in the number of shares of Bank Common Stock outstanding as of the date hereof. Bank does not directly or indirectly own any subsidiary corporations. Bank is an accrual method taxpayer using a calendar year accounting period.





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         As of July 31, 1997, Bank had no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security or equity interest in the Bank.

                           THE PROPOSED TRANSACTIONS

         Pursuant to the Merger Agreement, the following transactions will take place:

         (1) Bank will merge with and into Mercantile in accordance with the applicable corporation laws of the State of Florida (the "Corporate Laws"), after which Mercantile will be the surviving corporation. Mercantile will acquire all of the assets and assume all of the liabilities of Bank. Mercantile will be the surviving corporation and the separate corporate existence of Bank will terminate.

         (2) As a result of the Merger, each share of Bank Common Stock issued and outstanding, except for those shares of Bank Common Stock with respect to which the holder exercises rights of dissent, will be exchanged for: (i) 3.2337 shares of Gulf West Common Stock, with such number subject to adjustment, all as set forth in the Merger Agreement, and (ii) cash in lieu of fractional shares equal to such fractional part of a share of Gulf West Common Stock multiplied by $5.87.

         (3) Any holder of shares of Bank Common Stock who dissents from the Merger will be entitled to receive from the surviving corporation the appraisal value of his or her shares in cash.

                                REPRESENTATIONS

         Officers of Bank and Gulf West each have made certain written representations to us on behalf of their respective institutions either in the Merger Agreement or by letters each of even date herewith (the "Representation Letters"), and with your consent, we have relied upon the accuracy and validity of these representations provided in the Representation Letters in offering the opinions expressed below.

                                    OPINION

         Upon the basis of the foregoing facts, assumptions and representations, and solely for purposes of the Code, we are of the opinion that:

         (i) The Merger will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Bank, Gulf West, and Mercantile each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.





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         (ii)   Bank stockholders will recognize no gain or loss upon their exchange of Bank Common Stock solely for Gulf West Common Stock (except with respect to cash received in lieu of a fractional share interest in the Gulf West Common Stock).

         (iii) The basis of the shares of Gulf West Common Stock received by the stockholders of Bank (including any fractional share interests to which they may be entitled) will be the same as the basis of the shares of Bank Common Stock surrendered in exchange therefor.

         (iv) Bank stockholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their shares of Bank Common Stock, subject to the provisions and limitations of Section 302 of the Code. Those Bank stockholders who receive only cash, and who hold no Gulf West Common Stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger will be treated as having a complete termination of their interests in Bank within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for each such stockholder's Bank Common Stock as provided in Section 302(a) of the Code. As further provided in Section 1001 of the Code, gain will be realized and recognized by such stockholders measured by the difference between the redemption price and the adjusted basis of the shares of Bank Common Stock surrendered as determined under Section 1011 of the Code. Provided that
Section 341 of the Code (relating to collapsible corporations) is inapplicable and the Bank Common Stock is held as a capital asset by such stockholders, the gain, if any, will constitute capital gain. Such gain will constitute long-term capital gain if the surrendered shares of Bank Common Stock were held by the stockholder for a period greater than one year prior to the Merger; if the surrendered shares of Bank Common Stock were held by such stockholder for a period of one year or less, the gain will constitute short-term capital gain.

         This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to Gulf West or Mercantile other than those expressly stated in the above opinion.

         Our opinion, as stated above, is based upon our analysis of the current Internal Revenue Code of 1986, as amended, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinion set forth above may be affected and may not be relied upon.

         Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions.





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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and in the proxy statement/prospectus which is included as part of the Registration Statement.

                                        Yours very truly,




                                        FOWLER, WHITE, GILLEN, BOGGS,
                                            VILLAREAL & BANKER, P.A.











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